Exhibit 10.1

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Storm Cat Energy Corporation

Annual Incentive Plan

Adopted April 23, 2008

Plan Objectives

This Annual Incentive Plan (the “Plan”) is designed to meet the following objectives:

•	Provide a framework that is performance-driven and focused on objectives that are critical to the Company’s success;

•	Offer competitive cash and/or equity compensation opportunities to all employees; and

•	Reward outstanding achievement.

Plan Concept

The Plan provides annual incentive awards that will be determined on the basis of the Company’s growth in (i) net asset value, (ii) production and (iii) EBITDA (each of which are described in further detail below).  In addition, awards may be adjusted, up or down, subject to the Company’s overall success and individual merit.

Award Opportunities

The Compensation Committee of the Board of Directors, in consultation with management, has established Plan target awards, expressed as a percentage of annual base salary, for each participant.  Such Plan target award will be communicated in writing to each participant.

Plan Administration

The Plan will be administered by the Compensation Committee of the Board of Directors, with advice from management.  Certain elements of the Plan administration may be delegated to the officers of the Company or the Company’s human resources representative.

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Measures

In addition to the Company’s overall success and individual merit, the Company will employ the following three measures:

•	Net Asset Value Growth

•	Production Growth

•	EBITDA Growth

A.           Net Asset Value Growth

Net Asset Value (“NAV”) growth will be calculated internally.  It will measure the change in net asset value of the Company’s proved developed reserves, i.e., proved developed producing and proved developed non-producing, net of capital expenditures and cashflows, inclusive of the effects of hedging.  Since we will be measuring our proved developed reserves only we will not reward employees for the delivery of potential value that is dependent upon future execution.  The calculation will be determined by comparing the PV10 values for our year end 2007 and 2008 proved developed reserves as forecasted by our third party engineering firm at fixed prices of $6.00 per MMBtu for natural gas, $65.00 per barrel for oil and natural gas liquids at 80% of the oil price, net of 2007 capital expenses and field level cashflow.  All operating expenses, gathering, compression, transportation, treating, shrinkage, production taxes, mmbtu adjustments and other expenses that have historically been included in our year end reserve reports will be applied.  By undertaking the calculation in this manner we are isolating the effect of commodity price changes from the calculation other than what is captured in the field level cashflow adjustment that includes the effect of hedging.  The difference between the 2007 and 2008 net asset value calculation, if positive, will be the measured net asset value growth of the Company for the annual incentive bonus determination.  The percentage net asset value growth will be determined as follows:

Net Asset Value Growth = 2008 Net Asset Value – 2007 Net Asset Value  x 100
2007 Net Asset Value

B.           Production Growth

Production Growth will be determined by comparing the total MMBtu equivalents sold during the 2008 calendar year as compared to the 2007 calendar year.  Oil production will be converted to MMBtu’s employing a 6 to 1 ratio of natural gas to crude oil.  The difference between the 2007 and 2008 production totals, if positive, will be the measured production growth of the Company for the annual incentive bonus determination.  The percentage production growth will be determined as follows:

Production Growth = 2008 Sales (MMBtue) – 2007 Sales (MMBtue)  x 100
2007 Sales (MMBtue)

C.           EBITDA Growth

EBITDA is the Company’s earnings before interest, income taxes, depreciation, depletion and amortization.  It is calculated from the Company’s audited year end financial statements for 2007 and 2008.  The difference between the Company’s 2008 and 2007 EBITDA, if positive, will be the measured EBITDA growth for the annual incentive bonus determination.  The percentage EBITDA growth will be determined as follows:

EBITDA Growth = 2008 EBITDA – 2007 EBITDA  x 100
2007 EBITDA
Acquisitions and Divestitures

The calculation of performance measures will attempt to minimize the impact of acquisitions in the year made and account for divestitures by removing the divested properties from the comparison.

In the case of acquisitions, the following adjustments will be made:

•
NAV Growth.  Proved developed reserves acquired will be added in the 2008 report on a “capital neutral” basis by also adding to the 2007 report the PV10 allocated value of such proved developed reserves.  In this way, any acquisition should be neutral in the year accomplished.  Capital allocated to non-proved developed properties should not be included in the determination.

•	Production Growth. Production from acquired properties will not be included in the production growth calculation in the year acquired.

•	EBITDA Growth. EBITDA from acquired properties will not be included in EBITDA growth calculations in the year acquired.

In the case of divestitures, the following adjustments will be made:

•	NAV Growth and Production Growth. The divested properties and associated capital and cashflow will be removed from the determination of NAV growth and production growth.

•	EBITDA Growth. To the extent gains or losses are recognized under generally accepted accounting principles, such gains or losses will be included in the EBITDA growth calculation.

Benchmarks

The Company has set benchmarks for each measure such that if the minimum benchmark is achieved there will be a modest award and awards will thereafter increase exponentially if greater benchmarks are achieved.  These benchmarks are as follows:

•	Threshold. The level at which minimum payout occurs. If the Company achieves the Threshold level, the participant will receive 25% of the target award percentage.

•	Target. The level at which the participant will receive the target award percentage.

•	Outstanding. The level at which the participant receives 200% of the target award percentage.

A result that falls below the Threshold level in any measure will result in no award for that measure.  Results falling between the Threshold, Target and Outstanding benchmarks will be determined by interpolation.  Although there will be no limit on completion of individual benchmarks, completion for the total Plan will be limited to 200% of the Target Bonus set forth in the Appendix.

Performance Measures and Weighting

For 2008, the Company has established the following benchmarks on each performance measure and its appropriate weighting:

Measure	Weighting	Benchmark
		Threshold	Target	Outstanding
Net Asset Value Growth	50%	75%	100%	150%
Production Growth	25%	94%	125%	188%
EBITDA Growth	25%	975%	1300%	1950%

Company Success and Individual Performance Measure

In addition to the award determined above, the Company, in its sole and complete discretion, may increase or decrease any award on the basis of the Company’s overall success and individual merit.

Eligibility

The Compensation Committee, with advice from management, shall determine which employees are to be participants in the Plan.  Incentive awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or actual earned salary if the participant was hired during the year.

To be eligible to receive an award, a participant must be employed by the Company on the date payments are made.

If a participant dies, retires or becomes disabled during the award year or prior to the payment of an incentive award, he or she (or the estate) will receive a pro rata share of the award based upon the actual earned salary in the award year.If a participant’s employment with the Company is terminated during the award year or at any time prior to the distribution of awards, no bonus award will be paid.

Timing of Award Payments

Awards will be paid in the first quarter of 2009 upon completion of the annual financial statements and year end reserve report.

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Board of Directors’ Discretion

Participants will understand and accept that the calculation of the performance measures may not always lead to a precise measure.  The Board of Directors and Compensation Committee will employ its reasonable judgments in arriving at the performance measure calculation for the award year.  The Board of Directors and/or Compensation Committee may, in their sole discretion, ask the Audit Committee to review all performance measure calculations.  All performance measure calculations as determined by the Board of Directors or Compensation Committee are final and binding upon all participants and no participant shall have the right to appeal or question any such determination.

The granting of any and all awards hereunder is at the complete and sole discretion of the Board of Directors and/or Compensation Committee.  This Plan may be terminated at any time by the Board and/or Compensation Committee without prior notice to any participant.

Term

Unless earlier terminated by the Board of Directors, this Plan shall be in effect for calendar year 2008 only.

Not Exclusive

Nothing herein will preclude the Company from awarding, in addition to the cash incentive award determined herein, stock options, restricted stock units, stock appreciation rights or other forms of compensation to employees of the Company.

No Contract

The terms of this Annual Incentive Award do not create a contract between the Company and any participant and in no way affects the relationship between the participant and the Company as an employee-at-will.

Non-Assignability

No award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge shall be void and shall not be recognized or given effect by the Company